Exhibit 99.1
Tidelands Royalty Trust “B”
News Release
TIDELANDS ROYALTY TRUST “B”
ANNOUNCES THIRD QUARTER CASH DISTRIBUTION
          DALLAS, Texas, September 20, 2010 — Tidelands Royalty Trust “B” (OTC BB: TIRTZ.OB) (“Tidelands”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.274677 per unit, payable on October 14, 2010, to unitholders of record on September 30, 2010. Tidelands’ cash distribution history, current and prior year financial reports and tax information, a link to filings made with the Securities and Exchange Commission, and more can be found on its website at http://www.tirtz-tidelandsroyaltytrust.com/.
     The distribution this quarter decreased to $0.274677 per unit from $0.440416 per unit last quarter, representing a 38% decrease. Royalties received this quarter as compared to the last quarter are down primarily due to a decrease in oil and natural gas production and to the price realized for natural gas.
     Tidelands’ distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Tidelands receives royalties two months after oil production and three months after natural gas production.
     On April 20, 2010, a deepwater drilling rig exploded and sank in the Gulf of Mexico, which resulted in loss of life and a substantial oil spill. To date, Tidelands has not been directly impacted by this explosion as Tidelands did not receive royalties from the well and Tidelands’ interests are located in the Western Area of the Gulf of Mexico and in shallow water. However, how Tidelands may be affected by this incident in the future, including any new or additional regulations that may be adopted in response to the incident that affects wells from which Tidelands receives royalties, is unknown at this time.
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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management
Toll Free — 1.800.985.0794